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                                  Exhibit 3.4
            Third Amendment to the Bylaws of InterWest Bancorp, Inc.









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                        THIRD AMENDMENT TO THE BYLAWS OF
                             INTERWEST BANCORP, INC.


THIS AMENDMENT to the Bylaws of InterWest Bancorp, Inc., a Washington Corporation (the "corporation"), was adopted by more than a two-thirds majority vote of a quorum of the Board of Directors of the corporation, at a regular meeting held on July 21, 1998, at which a quorum was present and voting:

Section 6.1 is amended to read as follows:

6.1. The shares of stock issued by the corporation may be either with or without par value, as authorized by the Articles of Incorporation. The shareholders at any regular or special meeting called for that purpose may authorize the issuance of additional capital stock upon such terms and conditions as may be included in such authorization.

        The board of directors may change the number of authorized shares of stock to effectuate a split of, or stock dividend in, the corporation's own shares, and to change the number of authorized shares in proportion thereto.

         DATED this 21st day of July, 1998.




                                                    /s/ B.R. Beeksma
                                                    ---------------------------
                                                    B.R. Beeksma, Chairman

Attested by:




/s/ Margaret Mordhorst
-----------------------------
Margaret Mordhorst, Secretary